FOR IMMEDIATE RELEASE                    CONTACT:
Thomas M. Dugan
Vice President of Finance
and Treasurer
Shiloh Industries, Inc.
(330) 558-2600

SHILOH INDUSTRIES, INC. APPOINTS RAMZI Y. HERMIZ AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Valley City, OH, August 29, 2012 - Shiloh Industries, Inc. (NASDAQ: SHLO) (the “Company”) announced today that the Board of Directors of the Company (the “Board”) has appointed Ramzi Y. Hermiz as President and Chief Executive Officer effective September 4, 2012. The Board will also nominate Mr. Hermiz for election as a member of the Board at the next annual meeting of the stockholders of the Company. Mr. Hermiz will succeed Theodore K. Zampetis, who previously announced his plan to retire on December 31, 2012.

Mr. Hermiz has extensive senior management experience in the automotive parts industry. Prior to joining the Company, Mr. Hermiz served since 2009 as senior vice president, vehicle safety and protection of Federal-Mogul Corporation (“Federal-Mogul”), a publicly held company that designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety, and was a member of Federal-Mogul's strategy board since 2005. He served as senior vice president, aftermarket products and services from 2007 to 2009 and senior vice president of sealing systems from 2005 to 2007. Mr. Hermiz held various senior management positions after joining Federal-Mogul in 1998 in connection with its acquisition of Fel-Pro, Inc.

“We are very pleased to welcome Ramzi Hermiz as Shiloh's next President and CEO,” said Curtis E. Moll, Chairman of the Board. “The Board is confident that Ramzi has the strategic vision and experience to guide the Company in the future as we execute strategies to strengthen the Company and create value for our stockholders.”

Following Mr. Hermiz's appointment on September 4, 2012, Mr. Zampetis will continue as an employee of the Company serving in an advisory capacity to facilitate a smooth transition. As previously announced, Mr. Zampetis will retire from the Company effective December 31, 2012, but will remain a director following his retirement.

“The Board would like to thank Ted Zampetis for his service in leading Shiloh during very difficult times” said Curt Moll. “We are grateful for his significant contributions to Shiloh over the past eleven years, including the leadership and the guidance he provided during the recent global recession. Shiloh would not be where it is today without his dedicated service as President and CEO.”

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, Kentucky, and Mexico, and employs approximately 1,400.